U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

May 17, 2011
(Date of Report-Date of earliest event reported)

CACI International Inc
(Exact name of registrant as specified in its Charter)

Delaware	001-31400	54-1345899
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1100 N. Glebe Road
Arlington, Virginia 22201
(Address of principal executive offices)(ZIP code)

(703) 841-7800
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[ ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240a.14d-2(b))

[ ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240a.13e-4(c))

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On May 17, 2011, CACI International Inc and certain of its subsidiaries ("CACI") entered into an amendment (the "Amendment") to its Credit Agreement (the "Credit Agreement"), dated as of October 21, 2010, with the lenders named therein and Bank of America, N.A., as administrative agent.

Under the Credit Agreement, CACI is subject to a minimum fixed charge coverage ratio covenant, tested on a quarterly basis. For purposes of that covenant, fixed charges include, among other things, restricted payments, other than certain specified restricted payments. The Amendment broadens the amounts of specified restricted payments that are excluded from the covenant. In particular, the Amendment permits CACI to exclude from the covenant up to $175 million of restricted payments from the date of the Amendment until the end of 2011 and, thereafter, up to $30 million of restricted payments in each 12-month period, with certain unused amounts rolling over to subsequent periods. All other terms of the Credit Agreement remain the same. For additional information regarding the Credit Agreement, please refer to CACI's current report on Form 8-K, filed October 27, 2010. The description in that report of the terms of the Credit Agreement is incorporated herein by reference.

This summary does not purport to be complete and is qualified in its entirety by the complete text of the Credit Agreement and the Amendment, which are filed as Exhibits 10.1 and 10.2 hereto and incorporated herein by reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

Exhibit Number	Description

10.1
The Credit Agreement dated October 21, 2010, between CACI International Inc, Bank of America, N.A. and a consortium of participating banks (incorporated by reference to Exhibit 10.1 to CACI's Form 8-K, filed October 27, 2010).

10.2 *	Amendment dated May 17, 2011 to the Credit Agreement dated October 21, 2010, between CACI International Inc, Bank of America, N.A. and a consortium of participating banks.

*     filed herewith

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CACI International Inc

Registrant

By:	/s/ Arnold D. Morse

Arnold D. Morse Senior Vice President, Chief Legal Officer and Secretary